Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2008, in the Registration Statement (Form S-4) and related Prospectus of Wynn Las Vegas, LLC for the offer to exchange $400 million of 6 5/8% First Mortgage Notes due 2014.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 28, 2008